Exhibit 99.1

                                  NEWS RELEASE

For immediate release Friday, May 5, 2000

COACHMEN INDUSTRIES, INC. ANNOUNCES FIRST QUARTER RESULTS; SHAREHOLDERS ELECT BOARD, APPROVE STOCK INCENTIVE PLAN

ELKHART, INDIANA - Coachmen Industries, Inc. (NYSE: COA) announced today that its shareholders elected 10 directors of the Company to hold office for the ensuing year and approved the Company's 2000 Omnibus Stock Incentive Program. These results are preliminary, and are being certified by CT Corporation, appointed as the independent judge of the election.

"I am very gratified by the voting results and the expressions of support from so many of our shareholders, employees, dealers, builders and suppliers," said Claire C. Skinner, Chairman of the Board and Chief Executive Officer.

At the meeting of the Board of Directors, held May 4, 2000, Coachmen's Board approved the release of first quarter results. Sales for the first quarter ending March 31, 2000 were $195.2 million, a 7.5 percent decrease from last year's record first quarter sales of $211.0 million.

Diluted earnings per share were 26 cents for the quarter, compared to 43 cents in the comparable period in 1999, a 39.5 percent decrease. Total net income for the quarter was $4.0 million, a 44.2 percent decrease compared with $7.2 million recorded in the same period last year.

"The fundamentals of our business remain strong with good cash flows and a strong balance sheet," said James E. Jack, Executive Vice President and Chief Financial Officer. "Moving forward, we expect that our strategies, capital expenditures on plant and equipment and investments in new technology, accompanied by our loyal and expanding dealer and builder base, will result in improved performance."

The reduction in sales was primarily due to the divestiture of Coachmen's van conversion division and certain company owned dealerships completed during the first quarter of 2000. The van conversion division was marginally profitable during the first quarter of 1999.

The reduction in earnings was the result of four factors. First, the Company has experienced higher costs in a variety of areas as a result of the reconfiguration of the facilities that were formerly occupied by Coachmen's van conversion business to build Georgie Boy diesel Class A motorhomes, and costs related to the growth of the modular housing segment. These costs reduced gross profit on sales and operating income. A second factor is the recognition that delayed deliveries of RV products during 1999 have, in turn, slowed wholesale deliveries into 2000. Also, sporadic weather related delivery problems among the All American Homes operations impacted first quarter sales. Finally, there are continuing implementation costs associated with new technology system solutions.

"We are disappointed in the bottom line results, but Coachmen's strategic plan is to continue the top line growth rate achieved during the 1990s when both our RV sales and housing shipments
                            (Continued on back side)

Coachmen Announces First Quarter Results (Continued from front side):
outpaced their respective industries. During the decade, Coachmen Industries' sales grew by 116.5 percent versus a 63.9 percent increase by other RV manufacturers, and housing shipments increased 344.1 percent during a time when housing starts increased by 50.6 percent in the markets we serve," added Skinner. "We are continuing our growth initiatives as evidenced by this week's agreement to acquire Mod-U-Kraf Homes, Inc." Headquartered in Rocky Mount, Virginia, Mod-U-Kraf enhances Coachmen's presence in the modular housing segment, and offers Coachmen new ventures with its Special Projects Division that serves the commercial building sector.

Economic factors including consumer confidence and demographics remain favorable for both the recreational vehicle and modular housing industries. Coachmen is uniquely positioned to meet the broad range of RV consumer preferences because it produces every traditional recreational vehicle type. The recreational vehicle companies of Coachmen Industries include Coachmen Recreational Vehicle Co., Georgie Boy Manufacturing, Inc., Viking Recreational Vehicle Co., and Shasta Industries. Coachmen Industries, Inc. also continues to be the nation's largest manufacturer of modular housing under the "All American Homes" brand name. Virtually all of the Company's modular homes are pre-sold to retail owners before being built so neither the Company nor its builder partners carry unsold inventory.

"We remain committed to improving shareholder value by enhancing our technology infrastructure and reallocating assets to enable us to provide the products and related services that a new generation of customers is demanding," Skinner concluded.

In other business, the Board of Directors approved a five cents per share dividend to shareholders of record as of May 25, 2000. This is the 71st consecutive quarter that Coachmen Industries has paid dividends.

Coachmen Industries, Inc. is one of the nation's leading producers of recreational vehicles and is the largest producer of modular homes in the U.S. Recreational vehicles comprised 82 percent of Coachmen Industries' first quarter sales and modular homes represented 18 percent.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of the new enterprise-wide software, the availability of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, and other risks identified in the Company's SEC filings.

For more information:
James E. Jack                                       Rich Allen
Executive Vice President and                        Corporate Communications
Chief Financial Officer                             219-262-0123
219-262-0123

Steve Bruce or Mary Beth Kissane
The Abernathy MacGregor Group, Inc.
212-371-5999
                                       ###

                            COACHMEN INDUSTRIES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                       THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                    2000        1999
                                                                  --------    --------
BEGINNING CASH AND TEMPORARY CASH INVESTMENTS                     $  4,269    $ 23,009
Cash flows from operating activities                                 2,677       6,842
Cash flows from investing activities                                 8,709      (8,024)
Cash flows from financing activities                                  (611)     (1,466)
                                                                  --------    --------
     Increase (decrease) in cash and temporary cash investments     10,775      (2,648)
                                                                  --------    --------
ENDING CASH AND TEMPORARY CASH INVESTMENTS                        $ 15,044    $ 20,361
                                                                  ========    ========



                        CONSOLIDATED SEGMENT INFORMATION
                                 (in thousands)

                                                                        THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                     2000         1999
                                                                  ----------   ----------
NET SALES:
      Vehicles                                                    $ 159,465    $ 178,795
      Housing                                                        35,763      32,230
                                                                  ----------   ----------
          Consolidated total                                      $ 195,228    $ 211,025
                                                                  ==========  ===========

PRETAX INCOME:
     Vehicles                                                     $   5,867    $   8,996
     Housing                                                          1,854        2,344
     Other reconciling items                                         (1,521)        (611)
                                                                  ----------  -----------
          Consolidated total                                      $   6,200    $  10,729
                                                                  ==========  ===========

TOTAL ASSETS:
     Vehicles                                                     $ 165,999    $ 169,622
     Housing                                                         41,918       42,511
     Other reconciling items                                         87,423       83,718
                                                                  ----------  -----------
          Consolidated total                                      $ 295,340    $ 295,851
                                                                  ==========  ===========

                            COACHMEN INDUSTRIES, INC.

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (in thousands except per share data)

                                                                       THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                     2000         1999
                                                                 -----------  -----------
Net sales                                                         $ 195,228    $ 211,025
Cost of goods sold                                                  171,062      183,452
                                                                 -----------  -----------
Gross profit                                                         24,166       27,573
                                                                 -----------  -----------
Selling, delivery and general and admin. expenses                    17,722       17,092
                                                                 -----------  -----------
     Operating income                                                 6,444       10,481
                                                                 -----------  -----------
Nonoperating income (expense), net                                     (244)         248
                                                                 -----------  -----------
     Income before income taxes                                       6,200       10,729
Income taxes                                                          2,170        3,512
                                                                 -----------  -----------
     Net income                                                   $   4,030    $   7,217
                                                                 ===========  ===========
Earnings per common share:
     Basic                                                        $     .26    $     .43
     Diluted                                                      $     .26    $     .43
Number of common shares used in the
  computation of earnings per share:
     Basic                                                           15,551       16,625
     Diluted                                                         15,570       16,631


                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (in thousands)

                                                                        MARCH 31,
                                                                     2000        1999
                                                                 -----------  -----------
            ASSETS
            Cash and investments                                  $  37,318    $  52,528
            Receivables                                              47,659       57,025
            Inventories                                             107,651       95,322
            Prepaid expenses and other                                2,236        1,588
            Deferred income taxes                                     4,743        3,973
                                                                 -----------  -----------
                 Current assets                                     199,607      210,436
            Property and equipment, net                              75,358       66,875
            Intangibles                                               4,395        4,521
            Other assets                                             15,980       14,884
                                                                 -----------  -----------
                 Total assets                                     $ 295,340    $ 296,716
                                                                 ===========  ===========

            LIABILITIES
            Current maturities of long-term debt                  $   2,746    $   1,825
            Accounts payable                                         29,360       35,294
            Accrued income taxes                                      3,055        5,575
            Other current liabilities                                27,890       27,012
                                                                 -----------  -----------
                 Current liabilities                                 63,051       69,706
            Long-term debt                                            7,000        8,966
            Other liabilities                                         8,083        6,631
                                                                 -----------  -----------
                 Total liabilities                                   78,134       85,303

            SHAREHOLDERS' EQUITY
            Common shares                                            38,603       56,606
            Additional paid-in capital                                4,639        3,934
            Retained earnings                                       173,964      150,873
                                                                 -----------  -----------
                 Total shareholders' equity                         217,206      211,413
                                                                 -----------  -----------
                 Total liabilities and shareholders' equity       $ 295,340    $ 296,716
                                                                 ===========  ===========